Consent of Independent Registered Public Accounting Firm
We consent to the references to our firm under the captions “Fee Table and Summary: Service Providers” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and to the inclusion of our report dated June 17, 2019 in the Statement of Additional Information, in the Registration Statement (Form N-2) of Principal Diversified Select Real Asset Fund as of June 12, 2019, filed with the Securities and Exchange Commission in this Pre-Effective Amendment No. 3 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-228850).

/s/ Ernst & Young LLP

Minneapolis, Minnesota
June 18, 2019